Exhibit 99.1

NEWS RELEASE

Corporate Headquarters: 1500 Market Street, Philadelphia, Pa.

FOR IMMEDIATE RELEASE

DATE: June 6, 2006

FINANCIAL CONTACTS:

Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACT

Ed Shultz	610-378-6159	eshultz1@sovereignbank.com

Sovereign Prices Offering of $300 Million of Capital Securities

PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that it and its wholly-owned subsidiary, Sovereign Capital Trust VI (the “Trust”) priced an offering of $300 million aggregate liquidation amount of the Trust’s capital securities due 2036. The capital securities, when issued, will represent preferred beneficial interests in the Trust. Distributions on the capital securities will accrue from the original issue date and will be payable, semiannually in arrears on the 13th day of June and December of each year, beginning on December 13, 2006 at an annual rate of 7.908%. The proceeds from the offering will be used for general corporate purposes.

Citigroup Global Markets, Inc., Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Santander Investment Securities, Inc. are acting as joint book-running managers of the offering. Lehman Brothers, Morgan Stanley, and Sovereign Securities Corporation are co-managers.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a pro forma $83 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States after giving effect to the Independence acquisition and recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements that are estimates reflecting the best judgment of Sovereign based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Sovereign, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Sovereign; the ability to implement productivity and cost reduction efforts; the overall financial condition of Sovereign’s customers; the ability of vendors and business partners to continue to provide products and services to Sovereign; the continued successful integration of acquired companies, including Independence Community Bank Corp., and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; pricing and other competitive factors in the industry; the ability to attract and retain needed management; the impact of consolidation in the banking industry; volatility in the market for Sovereign’s stock and in the financial markets generally; access to capital and financing; the demand for Sovereign’s products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Sovereign’s reports and filings with the Securities and Exchange Commission.